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                                                                      EXHIBIT 15

                    Independent Accountants' Acknowledgment

Linens 'n Things, Inc.
Clifton, New Jersey

Board of Directors:

Re:  Registration Statement dated May 28, 2002 on Form S-3.

     With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 17, 2002 related to our review of interim financial information.

     Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

KPMG LLP

New York, New York
May 28, 2002